Exhibit 8.1
March 5, 2010
Copano Energy, L.L.C.
2727 Allen Parkway, Suite 1200
Houston, Texas 77019
RE: Copano Energy, L.L.C.; Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel for Copano Energy, L.L.C. (the “Company”), a Delaware limited liability company, with respect to certain legal matters in connection with the offer and sale of common units representing limited liability company interests in the Company. We have also participated in the preparation of a Prospectus Supplement dated March 3, 2010 (the “Prospectus Supplement”) and the Prospectus dated November 2, 2009 (the “Prospectus”) forming part of the Registration Statement on Form S-3 File No. 333-162821 (the “Registration Statement”), to which this opinion is an exhibit.
In connection therewith, we prepared the discussions (the “Discussions”) set forth under the caption “Material Tax Consequences” in the Prospectus and the Prospectus Supplement. Capitalized terms not defined herein shall have the meanings ascribed to them in the Registration Statement.
All statements of legal conclusions contained in the Discussions, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the effective date of the Registration Statement as qualified by the limitations contained in the Discussions. In addition, we are of the opinion that the Discussions with respect to those matters as to which no legal conclusions are provided are accurate discussions of such federal income tax matters (except for the representations and statements of fact by the Company, included in the Discussions, as to which we express no opinion).
We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus Supplement and the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,
/s/ VINSON & ELKINS L.L.P.
Vinson & Elkins L.L.P.

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